Core & Main Announces Fiscal 2021 Second Quarter Results

ST. LOUIS, Sept. 14, 2021 — Core & Main, Inc. (NYSE: CNM) (“Core & Main”), a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, today announced unaudited financial results for the second fiscal quarter and six months ended August 1, 2021.

Fiscal 2021 Second Quarter Highlights (Compared with Fiscal 2020 Second Quarter)
•Net sales increased 35.7% to $1,297.6 million
•Gross profit margin increased 100 basis points to 25.1%
•Net income decreased 47.5% to $9.5 million
•Adjusted EBITDA (Non-GAAP) increased 56.8% to $155.2 million
•Adjusted EBITDA margin (Non-GAAP) increased 160 basis points to 12.0%
•Net Debt Leverage (Non-GAAP) (using Adjusted EBITDA on a trailing twelve-month basis) decreased to 3.3x as of August 1, 2021 compared with 5.2x as of May 2, 2021
•Closed two acquisitions subsequent to the quarter: L & M Bag & Supply Company, Inc. and Pacific Pipe Company, Inc.

“Core & Main delivered exceptionally strong performance in the second quarter, achieving record net sales with nearly 36% growth compared with the prior year, all while operating in a very dynamic environment,” said Steve LeClair, Chief Executive Officer of Core & Main.

“We benefited from strong end market demand attributable to continued growth in municipal water infrastructure spending and robust housing demand. This materialized into strong volume gains as well as improved pricing, in part due to the inflationary trends across many of our product lines. The market momentum and rising material costs put pressure on the industry’s supply chain and our internal resources, and I am very proud of how our team has managed these challenging conditions to provide consistent, reliable products and services to our customers. As a result of this execution and continued traction against our defined growth initiatives, we believe we outperformed our end markets and delivered core market share gains in the quarter.”

“During and subsequent to the second quarter, we successfully completed our initial public offering of approximately 40 million shares of Class A common stock, inclusive of the full exercise of the underwriters’ over-allotment option, generating gross proceeds of approximately $802 million. We used proceeds from the offering to deleverage the balance sheet, positioning us with greater flexibility to pursue our growth strategies.”

LeClair concluded, “We remained active in M&A during the quarter, announcing the acquisitions of L & M Bag & Supply Company and Pacific Pipe Company, both of which closed subsequent to the quarter. We also continued to pursue and expand our acquisition pipeline, positioning us for future growth. The outlook for our end markets remains positive, and we are confident in our ability to deliver above market results for our stakeholders in 2021 and beyond.”

Three Months Ended August 1, 2021

Net sales for the three months ended August 1, 2021 increased $341.7 million, or 35.7%, to $1,297.6 million compared with $955.9 million in the prior year period. The increase in net sales was primarily attributable to strong volume growth and price inflation, with price inflation representing approximately half of the net sales increase, which helped drive growth in all product lines.

Gross profit for the three months ended August 1, 2021 increased $94.6 million, or 41.0%, to $325.2 million compared with $230.6 million in the prior year period. Gross profit as a percentage of net sales for the three months ended August 1, 2021 was 25.1% compared with 24.1% in the prior year period, an improvement of 100 basis points. The overall increase in gross profit as a percentage of net sales was primarily attributable to sourcing and pricing improvements.

Selling, general and administrative (“SG&A”) expenses for the three months ended August 1, 2021 increased $55.0 million, or 40.2%, to $191.8 million compared with $136.8 million in the prior year period. The increase was primarily attributable to an increase in personnel expenses, which was primarily driven by higher variable compensation costs resulting from higher sales volume and increased headcount due to furloughs and headcount reductions in response to COVID-19 in the prior year period, and lower discretionary spending in response to COVID-19 in the prior year period. In addition, SG&A expenses increased by $17.2 million related to higher equity-based compensation expense due to accounting for equity awards in the second quarter of fiscal 2021 and $1.3 million related to costs in connection with Core & Main’s initial public offering (the “IPO Transaction”).

Net income for the three months ended August 1, 2021 decreased $8.6 million, or 47.5%, to $9.5 million compared with $18.1 million in the prior year period. The decrease in net income was primarily attributable to a $50.4 million loss on debt modification and extinguishment and a $17.2 million incremental equity-based compensation charge, partially offset by higher operating income.

Adjusted EBITDA (Non-GAAP) for the three months ended August 1, 2021 increased $56.2 million, or 56.8%, to $155.2 million compared with $99.0 million in the prior year period. Growth in Adjusted EBITDA was primarily attributable to higher net sales and improved gross profit, partially offset by higher SG&A expenses, primarily attributable to higher variable compensation costs during the period and lower SG&A expenses in the prior year period due to COVID-19-related decreases in headcount and discretionary spending. Adjusted EBITDA margin increased 160 basis points to 12.0% from 10.4% in the prior year period.

Six Months Ended August 1, 2021

Net sales for the six months ended August 1, 2021 increased $554.7 million, or 30.9%, to $2,352.7 million compared with $1,798.0 million in the prior year period. The increase in net sales was primarily attributable to strong volume growth and price inflation, which helped drive growth in all product lines. Net sales also benefited from the acquisition of R&B Co. in March 2020.

Gross profit for the six months ended August 1, 2021 increased $152.2 million, or 35.4%, to $582.0 million compared with $429.8 million in the prior year period. Gross profit as a percentage of net sales for the six months ended August 1, 2021 was 24.7% compared with 23.9% in the prior year period, an improvement of 80 basis points. The overall increase in gross profit as a percentage of net sales was primarily attributable to sourcing and pricing improvements.

SG&A expenses for the six months ended August 1, 2021 increased $71.9 million, or 26.3%, to $345.7 million compared with $273.8 million in the prior year period. The increase was primarily attributable to an increase in personnel expenses, which was primarily driven by higher variable compensation costs resulting from higher sales volume and increased headcount due to furloughs and headcount reductions in response to COVID-19 in the prior year period, lower discretionary spending in response to COVID-19 in the prior year period, and incremental costs from acquisitions. In addition, SG&A expenses increased by $17.2 million related to higher equity-based compensation expense due to accounting for equity awards during the six months ended August 1, 2021 and $3.6 million related to costs in connection with the IPO Transaction.

Net income for the six months ended August 1, 2021 increased $22.0 million to $36.9 million compared with $14.9 million in the prior year period. The increase in net income was primarily attributable to higher net sales and improved gross profit, partially offset by higher variable SG&A expenses, the $50.4 million loss on debt modification and extinguishment and a $17.2 million incremental equity-based compensation charge.

Adjusted EBITDA (Non-GAAP) for the six months ended August 1, 2021 increased $96.6 million, or 57.6%, to $264.3 million compared with $167.7 million in the prior year period. Growth in Adjusted EBITDA was primarily attributable to higher net sales and improved gross profit, partially offset by higher SG&A expenses, primarily attributable to higher variable compensation costs and costs from acquisitions during the period and lower SG&A expenses in the prior year period due to COVID-19-related decreases in headcount and discretionary spending. Adjusted EBITDA margin increased 190 basis points to 11.2% from 9.3% in the prior year period.

Balance Sheet and Liquidity

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as of August 1, 2021 was $1,433.4 million. At the end of the quarter, Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last twelve months) was 3.3x, an improvement of 1.9x from 5.2x as of May 2, 2021. The improvement was primarily attributable to the net proceeds generated from the IPO Transaction, the subsequent refinancing transactions and an increase in Adjusted EBITDA.

As of August 1, 2021, Core & Main had total liquidity of $907.5 million, consisting of $66.6 million of cash and cash equivalents and approximately $840.9 million of excess availability under our asset-based revolving credit facility, which is net of approximately $9.1 million of outstanding letters of credit.

Fiscal 2021 Outlook

“We expect the demand and pricing trends we experienced in the first half of the fiscal year to continue into the second half, though tempered against tougher prior year comps and anticipated supply chain constraints,” LeClair continued. “Each of our end markets appears poised for continued growth based on bidding activity and order flow, and the execution of our growth initiatives is expected to continue driving core market share gains. As a result, we expect full year fiscal 2021 Adjusted EBITDA to be in the range of $470 million to $510 million, representing a year-over-year increase of 37% to 49%.”

Conference Call & Webcast Information

Core & Main management will host a conference call and webcast on September 14, 2021 at 8:30 a.m. EDT to discuss Core & Main’s financial results. The live webcast will be accessible via the Events Calendar at https://ir.coreandmain.com. The conference call also may be accessed by dialing (844) 200-6205 or +44 208 0682 558 (international). The passcode for the live call is 211964. To ensure participants are connected for the full call, please dial-in at least 10 minutes prior to the start of the call. An archived version of the webcast will be available following the call. A slide presentation highlighting Core & Main’s results and key performance indicators will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets nationwide. With more than 285 locations, the company provides its customers local expertise backed by a national supply chain. Core & Main’s 3,700 associates are committed to helping their communities thrive with safe and sustainable infrastructure. Visit https://coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Core & Main’s financial and operating outlook, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; price fluctuations in our product costs, particularly with respect to the commodity-based products that we sell; the spread of, and response to, COVID-19, and the inability to predict the ultimate impact on us; general business and economic conditions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the impact of seasonality and weather-related impacts, including natural disasters or similar extreme weather events; the fragmented and highly competitive markets in which we compete and consolidation within our industry; our ability to competitively bid for municipal contracts; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability and cost of freight and energy, such as fuel; the ability of our customers to make payments on credit sales; our ability to identify and introduce new products and product lines effectively; our ability to manage our inventory effectively; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products as well as work stoppages and other disruptions due to labor disputes; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; the domestic and international political environment with regard to trade relationships and tariffs, as well as difficulty sourcing products as a result of import constraints; our ability to operate our business consistently through highly dispersed locations across the United States; interruptions in the proper functioning of our IT systems, including from cybersecurity threats; risks associated with raising capital; our ability to continue our customer relationships with short-term contracts; changes in vendor rebates or other terms of our vendor agreements; risks associated with exporting our products internationally; our ability to renew or replace our existing leases on favorable terms or at all; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our substantial indebtedness and the potential that we may incur additional indebtedness; the limitations and restrictions in the agreements governing our indebtedness, the Second Amended and Restated Agreement of Limited Partnership of Core & Main Holdings, LP and the Tax Receivable Agreements (as defined in the prospectus (File No. 333-256382), dated July 22, 2021, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 26, 2021 (the “Prospectus”)); increases in interest rates and the impact of transitioning from the London Interbank Offered Rate as the benchmark rate in contracts; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; the significant influence that Clayton, Dubilier & Rice, LLC (“CD&R”) has over us and potential conflicts between the interests of CD&R and other stockholders; and risks related to other factors discussed under “Risk Factors” in the Prospectus.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Robyn Bradbury
VP, Investor Relations and FP&A
(314) 995 – 9116
InvestorRelations@coreandmain.com

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended		Six Months Ended
	August 1, 2021	August 2, 2020	August 1, 2021	August 2, 2020

Net sales	$1,297.6	$955.9	$2,352.7	$1,798.0
Cost of sales	972.4	725.3	1,770.7	1,368.2
Gross profit	325.2	230.6	582.0	429.8
Operating expenses:
Selling, general and administrative	191.8	136.8	345.7	273.8
Depreciation and amortization	33.6	34.3	67.4	67.8
Total operating expenses	225.4	171.1	413.1	341.6
Operating income	99.8	59.5	168.9	88.2
Interest expense	36.8	35.0	72.3	68.2
Loss on debt modification and extinguishment	50.4	—	50.4	—
Income before provision for income taxes	12.6	24.5	46.2	20.0
Provision for income taxes	3.1	6.4	9.3	5.1
Net income	9.5	$18.1	36.9	$14.9
Less: net loss attributable to non-controlling interests	(17.0)		(17.0)
Net income attributable to Core & Main, Inc.	$26.5		$53.9

Loss per share (1)
Basic	$(0.14)		$(0.14)
Diluted	$(0.14)		$(0.14)
Number of shares used in computing EPS (1)
Basic	138,978,366		138,978,366
Diluted	138,978,366		138,978,366

(1)Represents basic and diluted loss per share of Class A common stock and weighted average shares of Class A common stock outstanding for the period from July 23, 2021 through August 1, 2021, the period following the Reorganization Transactions (as defined in our Quarterly Report on Form 10-Q for the quarterly period ended August 1, 2021).

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	August 1, 2021	January 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$66.6	$380.9
Receivables, net of allowance for credit losses of $5.0 and $4.6	832.9	556.8
Inventories	593.2	383.8
Prepaid expenses and other current assets	15.6	15.6
Total current assets	1,508.3	1,337.1
Property, plant and equipment, net	82.2	86.2
Operating lease right-of-use assets	144.2	128.5
Intangible assets, net	861.7	919.2
Goodwill	1,452.5	1,452.7
Other assets	4.4	—
Total assets	$4,053.3	$3,923.7

LIABILITIES AND PARTNERS' CAPITAL/STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$15.0	$13.0
Accounts payable	564.9	325.7
Accrued compensation and benefits	68.0	70.7
Current operating lease liabilities	45.4	42.8
Other current liabilities	51.5	70.1
Total current liabilities	744.8	522.3
Long-term debt	1,462.0	2,251.7
Non-current operating lease liabilities	98.8	85.9
Deferred income taxes	87.8	232.1
Payable to related parties pursuant to Tax Receivable Agreements	88.6	—
Other liabilities	23.3	31.0
Total liabilities	2,505.3	3,123.0
Commitments and contingencies
Partners' capital	—	800.7
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 154,834,603 shares issued and outstanding as of August 1, 2021	1.5	—
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 85,853,383 shares issued and outstanding as of August 1, 2021	0.9	—
Additional paid-in capital	1,090.3	—
Accumulated deficit	(20.0)	—
Accumulated other comprehensive loss	(0.8)	—
Total partners' capital/stockholders equity attributable to Core & Main, Inc.	1,071.9	800.7
Non-controlling interests	476.1	—
Total partners' capital/stockholders equity	1,548.0	800.7
Total liabilities and partners' capital/stockholders equity	$4,053.3	$3,923.7

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Six Months Ended
	August 1, 2021	August 2, 2020
Cash Flows From Operating Activities:
Net income	$36.9	$14.9
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	75.2	75.6
Provision for bad debt	0.9	1.6
Non-cash inventory charge	—	0.6
Equity-based compensation expense	19.5	2.0
Loss on debt modification and extinguishment	48.4	—
Other	(3.6)	(0.2)
Changes in assets and liabilities:
(Increase) decrease in receivables	(276.5)	(79.9)
(Increase) decrease in inventories	(209.4)	(21.2)
(Increase) decrease in other assets	(0.3)	4.0
Increase (decrease) in accounts payable	238.7	91.6
Increase (decrease) in accrued liabilities	(23.8)	(3.0)
Increase (decrease) in other liabilities	(5.1)	7.2
Net cash (used in) provided by operating activities	(99.1)	93.2
Cash Flows From Investing Activities:
Capital expenditures	(8.1)	(5.7)
Acquisitions of businesses, net of cash acquired	—	(206.1)
Settlement of interest rate swap	(5.2)	—
Proceeds from the sale of property and equipment	0.4	0.1
Net cash used in investing activities	(12.9)	(211.7)
Cash Flows From Financing Activities:
IPO proceeds, net of underwriting discounts and commissions	663.7	—
Payments for offering costs	(5.1)	—
Partnership investment	0.3	0.8
Partnership distributions	(19.5)	(6.8)
Borrowings on asset-based revolving credit facility	—	460.0
Repayments on asset-based revolving credit facility	—	(460.0)
Issuance of long-term debt	1,500.0	250.0
Repayments of long-term debt	(2,311.1)	(6.5)
Payment of contingent consideration	(0.3)	—
Payment of debt redemption premiums	(17.5)	—
Debt issuance costs	(12.8)	(8.1)
Net cash (used in) provided by financing activities	(202.3)	229.4
(Decrease) increase in cash and cash equivalents	(314.3)	110.9
Cash and cash equivalents at the beginning of the period	380.9	180.9
Cash and cash equivalents at the end of the period	$66.6	$291.8

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with GAAP, we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage, which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income attributable to Core & Main, Inc., cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income attributable to Core & Main, Inc. adjusted for non-controlling interest, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the IPO Transaction and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

No reconciliation of the estimated range for Adjusted EBITDA for fiscal 2021 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses and associated taxes cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following tables set forth a reconciliation of net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions, unaudited)	Three Months Ended		Six Months Ended
	August 1, 2021	August 2, 2020	August 1, 2021	August 2, 2020
Net income attributable to Core & Main, Inc.	$26.5		$53.9
Plus: net loss attributable to non-controlling interests	(17.0)		(17.0)
Net income	$9.5	$18.1	$36.9	$14.9
Depreciation and amortization (1)	34.4	35.3	69.1	69.7
Provision for income taxes	3.1	6.4	9.3	5.1
Interest expense	36.8	35.0	72.3	68.2
EBITDA	$83.8	$94.8	$187.6	$157.9
Loss on debt modification and extinguishment	50.4	—	50.4	—
Equity-based compensation	18.5	1.0	19.5	2.0
Acquisition expenses (2)	1.2	3.2	3.2	7.8
IPO Transaction expenses (3)	1.3	—	3.6	—
Adjusted EBITDA	$155.2	$99.0	$264.3	$167.7

Adjusted EBITDA Margin:
Net Sales	$1,297.6	$955.9	$2,352.7	$1,798.0
Adjusted EBITDA / Net Sales	12.0%	10.4%	11.2%	9.3%

(Amounts in millions, unaudited)	Twelve Months Ended
	August 1, 2021	May 2, 2021
Net income attributable to Core & Main, Inc.	$76.3
Plus: net loss attributable to non-controlling interests	(17.0)
Net income	$59.3	$67.9
Depreciation and amortization (1)	140.2	141.1
Provision for income taxes	13.3	16.6
Interest expense	143.2	141.4
EBITDA	$356.0	$367.0
Loss on debt modification and extinguishment	50.4	—
Equity-based compensation	21.6	4.1
Acquisition expenses (2)	7.3	9.3
IPO Transaction expenses (3)	3.6	2.3
Adjusted EBITDA	$438.9	$382.7

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our historical statement of operations.
(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.
(3)Represents costs related to the IPO Transaction.

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions, unaudited)	As Of
	August 1, 2021	May 2, 2021
ABL Facility	$—	$—
Senior Term Loan due 2024	—	1,257.8
2024 Senior Unsecured Notes	—	300.0
2025 Senior Unsecured Notes	—	750.0
Senior Term Loan due 2028	1,500.0	—
Total Debt	$1,500.0	$2,307.8
Less: Cash & Cash Equivalents	(66.6)	(320.2)
Net Debt	$1,433.4	$1,987.6
Twelve Months Ended Adjusted EBITDA	438.9	382.7
Net Debt Leverage	3.3x	5.2x